UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 10, 2005

The St. Paul Travelers Companies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-10898	41-0518860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

385 Washington Street Saint Paul, Minnesota		55102
(Address of principal executive offices)		(Zip Code)

(651) 310-7911

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On May 10, 2005, The St. Paul Travelers Companies, Inc. (the “Company”) entered into a Remarketing Agreement (the “Agreement”) with Goldman, Sachs & Co. and Banc of America Securities LLC, as remarketing agents and reset agents (the “Remarketing Agents”), and JPMorgan Chase Bank, N.A., as purchase contract agent, in connection with the remarketing of the Company’s Senior Notes due August 16, 2007 (the “Senior Notes”), originally issued as part of corporate units issued by the Company in July 2002.  The Agreement was entered into in connection with the remarketing of, and the reset of the interest rate on, the Company’s Senior Notes.

The Agreement provides, among other things, that the Remarketing Agents agree to use their reasonable best efforts to remarket the Senior Notes tendered or deemed tendered to the Remarketing Agents at a price equal to at least 100.5% of the calculated purchase price.  For this service, and for other services rendered in connection with the remarketing, the Remarketing Agents are entitled to a remarketing fee not exceeding 25 basis points (0.25%) of the calculated purchase price.  The Company will not receive any proceeds from the remarketing of the Senior Notes.

The foregoing description is qualified by reference to the Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

99.1	Remarketing Agreement, dated as of May 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2005	THE ST. PAUL TRAVELERS COMPANIES, INC.

	By:	/s/ Bruce A. Backberg
		Name:	Bruce A. Backberg
		Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Remarketing Agreement, dated as of May 10, 2005.